Exhibit 99.1

VERA BRADLEY ANNOUNCES ADDITIONAL CORPORATE REORGANIZATION AND COST REDUCTION PLANS TO SUPPORT PROJECT RESTORATION

– Newly appointed CFO Michael Schwindle brings well-rounded fiscal, operational, and strategic leadership to support Project Restoration –

– Company targeting $12 million in incremental cost reductions in addition to $27 million previously identified –

FORT WAYNE, Ind., April 25, 2023 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced the Company is making additional corporate organizational changes and targeting $12 million in incremental cost reductions for the fiscal year ending February 3, 2024, including the elimination of approximately 25 corporate positions as part of an overall plan to further right-size the expense structure of the enterprise.

Jackie Ardrey, Chief Executive Officer of the Company, noted, “We are committed to returning Vera Bradley and Pura Vida to profitable growth and generating strong cash flow as a Company, which I believe will deliver value to our shareholders over the long term. Earlier this year, we launched Project Restoration, focusing on four key pillars of the business for each brand – Consumer, Brand, Product, and Channel – to drive this long-term profitable growth.”

“The work on Project Restoration started this quarter,” Ardrey continued, “and it is supported by improved financial discipline and cost control. These efforts together will make us a stronger, healthier Company on the top and bottom line.”

“I am pleased to announce that Michael Schwindle will join the Company as Chief Financial Officer on May 8. His track record of driving profitable growth, along with his passion for retail and operational excellence, will be instrumental as the Company executes Project Restoration and in the years beyond,” Ardrey said.

Schwindle is a retail industry veteran with over 30 years of experience, including more than 15 years in Chief Financial Officer roles, delivering strong results through profit improvement and by providing innovative solutions. Since early 2020, he has served as CFO for accessory and jewelry retailer Claire’s. Previously, he held CFO roles at specialty retailers Fleet Farm, Payless ShoeSource, Harry & David, and Musician’s Friend, as well as other key financial roles at Home Depot and Limited Brands. Schwindle began his career at Deloitte & Touche LLP.

John Enwright, the Company’s Chief Financial Officer, will be stepping down as a result of the reorganization. Enwright will work closely with Schwindle through early June to ensure a smooth transition. Ardrey noted, “On behalf of the Board and our entire team, I want to thank John for his many contributions during his nine years of service and for his commitment to our Company, brands, culture, and Associates. We wish him all the best in the future.”

The Company is making several organizational changes in the Marketing, Ecommerce, Product Design, and Product Development areas that will eliminate approximately 25 corporate positions. The Company will also reduce other non-payroll costs throughout the organization, including but not limited to: non-working marketing expenses, third-party contracts and professional services, logistics, operational costs, and travel.

Ardrey noted, “This flattened and streamlined organizational structure will help us improve execution; make faster decisions; and provide support for the Consumer, Brand, Product, and Channel pillars of Project Restoration. These most recent organizational changes and non-payroll expense reductions are expected to produce annualized savings of approximately $12 million, on top of the $27 million of cost reductions previously identified and largely realized in fiscal 2023. All of these initiatives should position Vera Bradley, Inc. to be a stronger, more nimble organization.”

“We are committed to delivering improved value to our shareholders, Ardrey continued. “These efforts will allow us to reset our expense base and simplify the organization, so we can focus fully on Project Restoration and on delivering both healthy top- and bottom-line growth in the future.”

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plans; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected and that Pura Vida’s business may not perform as expected. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 28, 2023. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

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